UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2008

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On June 30, 2008, Advantage IQ, Inc. (Advantage IQ), an indirect subsidiary of Avista Corporation (Avista Corp.) entered into an agreement to acquire Cadence Network, Inc., a privately held, Cincinnati-based energy and expense management company.

Advantage IQ, is a provider of facility information and cost management services for multi-site customers throughout North America. The combined organization will retain the Advantage IQ name and will remain an indirect subsidiary of Avista Corp. Through its wholly-owned subsidiary, Avista Capital, Inc., Avista Corp. will own approximately 75 percent of Advantage IQ following the completion of the transaction. The owners of Cadence Network, Inc. will own approximately 25 percent of Advantage IQ.

Avista Corp. is planning to monetize its investment in Advantage IQ during the next two to four years. The potential monetization of Advantage IQ could be completed through an initial public offering or sale of the business depending on future market conditions, growth of the business and other factors.

Under the transaction agreement, the minority owners of Advantage IQ can exercise a right to redeem their shares of Advantage IQ stock during July 2011 or July 2012 if Advantage IQ is not monetized. Their redemption rights expire on July 31, 2012. The redemption price would be determined based on the fair market value of Advantage IQ at the time of the redemption election as determined by certain independent parties.

This Form 8-K contains forward-looking statements regarding the potential for an initial public offering or sale of Advantage IQ. Such statements speak only as of the date of that such statements are made and are subject to a variety of risks and uncertainties, many of which are beyond Avista Corp.’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include all of the factors discussed in Avista Corp.’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: June 30, 2008	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel and Chief Compliance Officer